Exhibit 99.2

KULICKE AND SOFFA INDUSTRIES, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT OF OPERATIONS

The following unaudited pro forma Combined Statement of Operations has been prepared to reflect the October 2, 2008 purchase of Orthodyne Electronic Corporation (“Orthodyne”) by Kulicke and Soffa Industries, Inc. (“K&S”). This transaction was described on the Company’s current reports on Form 8-K dated October 3, 2008 and amended on October 28, 2008 (the “Purchase”).

The unaudited pro forma Combined Statement of Operations for the fiscal year ended September 27, 2008 is based on K&S’s and Orthodyne’s respective historical Consolidated Statement of Operations, and give effect to the acquisition transaction as if it had occurred on October 1, 2007.  Pro forma financial information for the six months ended March 28, 2009 has not been presented as it is not material since the acquisition was consummated only 3 days subsequent to the beginning of fiscal 2009. A pro forma Balance Sheet has not been presented as the acquisition has been fully reflected in the Company’s Consolidated Balance Sheet filed in K&S’s Quarterly Report on Form 10-Q for the period ended March 28, 2009.

The unaudited pro forma combined Statement of Operations presented below is based on the assumptions and adjustments described in the accompanying notes and does not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the acquisition. Accordingly, the actual effect of the Purchase, due to this and other factors, could differ from the pro forma adjustments presented herein. However, management believes the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

The unaudited pro forma combined Statement of Operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the Purchase been consummated as of the date indicated or of the results that may be obtained in the future. This unaudited pro forma combined Statement of Operations and accompanying notes should be read together with K&S’s audited consolidated financial statements and accompanying notes as of and for the year ended September 27, 2008, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in K&S’s Annual Report on Form 10-K for the year ended September 27, 2008, K&S’s unaudited consolidated financial statements and accompanying notes as of and for the period ended March 28, 2009, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in K&S’s Quarterly Report on Form 10-Q for the period ended March 28, 2009, as well as Orthodyne’s unaudited interim financial statements included in this current report on Form 8-K.

KULICKE AND SOFFA INDUSTRIES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 27, 2008
(in thousands, except per share data)

	K&S Historical (1)	Orthodyne (2)	Orthodyne Pro Forma Adjustments (3)		Pro Forma Combined
Net revenue	$328,050	$102,224	$-		$430,274
Cost of sales	194,257	44,223	(146	) a	238,334
Gross profit	133,793	58,001	146		191,940
Operating Expense:					-
Selling, general and administrative	89,356	31,362	11,588	a, b	132,234
Research and development	59,917	12,281	(58	) a, b	72,159
Other	9,152	(369)	(28	) c	8,753
Operating expenses	158,425	43,274	11,502		213,146
Income (loss) from operations	(24,632)	14,727	(11,356)		(21,206)
Other income (expense)	-	18	5	c	-
Interest income	4,732	1,339	(1,286	) c	4,732
Interest expense	(3,499)	(26)	-		(3,507)
Gain on extinguishment of debt	170	-	-		170
Income (loss) from continuing operations before income taxes	(23,229)	16,058	(12,636)		(19,811)
Provision (benefit) for income taxes from continuing operations	(3,610)	304	(83	) e	(3,390)
Income (loss) from continuing operations	(19,619)	15,754	(12,554)		(16,421)
Income from discontinued operations, net of tax	23,441	-	-		23,441
Net income (loss)	$3,822	$15,754	$(12,554)		$7,020

Income (loss) per share from continuing operations:
Basic	$(0.37)				$(0.27)
Diluted	$(0.37)				$(0.27)

Weighted average shares outstanding:
Basic	53,449		7,117	d	60,566
Diluted	53,449		7,117	d	60,566

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)	As filed in K&S’s Annual Report on Form 10-K for the year ended September 27, 2008.

(2)
Amounts reported for the twelve months ended September 30, 2008 were derived from Orthodyne Electronics Corporation’s unaudited consolidated financial statements for the three months ended December 31, 2007, and for the nine months ended September 30, 2008.

(3)	Pro forma adjustments reflect only those adjustments which are directly attributable to the Orthodyne transaction.

(a)
Reflects the addition of a new lease between Orthodyne and K&S for the building in Irvine, California, reduction in annual depreciation resulting from decreased basis of property and equipment excluded from the assets purchased, and changes in the cash surrender value of the life insurance excluded from the assets purchased. The following is a summary of expense adjustments for the periods presented:

(in thousands)	Fiscal 2008
Building depreciation (estimated 20 year useful life)	$(341)
Changes in cash surrender value of life insurance	(678)
New lease (base rent of $124 per month)	1,698
$679

(b)	A valuation of the intangible assets acquired was performed.

This adjustment eliminates the historical Orthodyne intangible asset amortization and records the new amortization on the $59.6 million fair value of intangible assets acquired. The following is a summary of intangible assets, their corresponding useful lives and amortization for the period presented:

(in thousands)	Fair Value	Useful Lives	Fiscal 2008
Noncompetition Agreements	$1,100	3	$367
Backlog	1,400	1	1,400
Trade Name	4,600	8	575
Customer Relationships	19,300	5	3,860
Core / Developed Technology	33,200	7	4,743
	$59,600		$10,945
Less: Historical Orthodyne intangible assets and amortization	(676)		(240)
	$58,924		$10,705

Amortization of these intangible assets is computed on a straight-line basis over their useful lives. Amortization is recorded within selling, general and administrative expense.

(c)	Excludes interest income and gain/loss on securities related to cash and investment balances and miscellaneous rental income not acquired by the Company.

(d)	To reflect the common shares issued to Orthodyne shareholders pursuant to the Asset Purchase Agreement dated July 31, 2008 between K&S and Orthodyne.

(e)
The adjustment included in the Pro Forma Combined Consolidated Statement of Operations eliminates the historical Orthodyne provision for income taxes and provides income tax expense at the applicable federal and California state tax rates assuming utilization of the Company’s existing net operating loss carry forwards which offset ordinary income taxes.